Investment Advisory Agreement

Calvert Investment Management, Inc.

The Calvert Fund

Addendum to Schedule A

As compensation pursuant to Section 4 of the Investment Advisory Agreement between Calvert Investment Management, Inc. (the "Advisor") and The Calvert Fund ("TCF") dated March 1, 1999, with respect to Calvert Government Fund (the “Fund”), the Advisor is entitled to receive from the Fund an annual advisory fee (the "Fee") as shown below. The Fee shall be computed daily and payable monthly, based on the average daily net assets of the Fund.

Calvert Government Fund                                                     0.35%

THE CALVERT FUND

            BY: /s/William M. Tartikoff

                        William M. Tartikoff

                        Vice President and Secretary

CALVERT INVESTMENT MANAGEMENT, INC.

            BY: /s/Ronald M. Wolfsheimer

                        Ronald M. Wolfsheimer

                        Executive Vice President, Chief Financial and Administrative Officer

Effective Date:  January 1, 2014